Exhibit 10.2

INVESTOR RELATIONS CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement'") effective as of August 10, 2011 is entered into by and between Car Charging Group, Inc., a Nevada corporation having its principal business offices at 1691 Michigan Avenue. Suite 601. Miami, Fl. 33139 (herein referred to as the "Company") and Constellation Asset Advisors, Inc., a Nevada corporation or its successors, designees or assignees (herein referred to as "CAA" or "Constellation") and replaces and superseding any and all other agreements between the above parties.

RECITALS

WHEREAS. Company is a publicly-held corporation with its common stock traded on the OTCBB under the symbol CCGI: and

WHEREAS. Company desires to engage the services of CAA to advise "the Company regarding investor communications, and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and :n consult with management concerning such Company activities.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.           Term of Consultancy. Company hereby agrees to retain CAA to act in an advisory and consulting capacity to the Company and CAA hereby agrees to provide services to the Company commencing upon August 10, 2011 and ending, unless extended, on August 10, 2012.

2.           Duties of CAA. CAA agrees that it will generally provide the following specified advisory and consulting services through its officers, employees, consultants and other professional during the term specified in Section 1:

(a)
Advise, consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its- business plans, strategy and personnel to the financial community, assist in establishing an image for the Company in the financial community, and assist in creating the foundation for subsequent financial public relations efforts;

(b)	Assist in making new introductions of the Company to the financial community;

(c)
With the cooperation and support of the Company and its management and directors, maintain awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period. and consult and assist the Company in communicating appropriate- information regarding; such plans, strategy and personnel to the financial community:

(d)
Advise, assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

(e)
Perform the functions generally assigned to shareholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to CAA by the Company); if requested, assist in the preparation of press releases for the Company with the Company's involvement and approval of all Company press releases, reports and other communications with or to shareholders, the investment community and the general public; consulting with, respect to the timing, form, distribution and other matters related to such releases, reports and communications; avid, at the Company's request and subject to the Company's securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, assist in the presentation of such symbols, logos and names, and other matters relating to corporate image;

(f)	Under the Company's direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

(g)
Under the Company's direction and approval conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment, professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the genera! investment public;

(h)
At the Company's request, and under the Company's direction and approval, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose ^ advising the Company of the public relations implications thereof; and.

(i)	Otherwise perform as the Company's advisor and consultant for public relations and relations with financial professionals.

3.           Duties of Company. The Parties hereto recognize that the success of CAA's services to be provided pursuant to this Agreement rely heavily on cooperation and communication between CAA and die Company. In this regard, the Company and CAA agree that the Company will use its best efforts in cooperating and communicating with CAA. and in so doing, agrees to perform all of the acts set out in Exhibit A hereto, attached to this Agreement and incorporated herein by reference as though fully set out. The Parties further acknowledge that all of the items listed in Exhibit A are material to the ability of CAA to perform its obligations hereunder, mid that the Company’s failure to use its best efforts to satisfy the requirements of Exhibit A would materially hinder CAA’s performance herein.

4.           Allocation of Time- and Energies. CAA hereby promises to perform and discharge faithfully the targeted responsibilities which may he assigned to CAA from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its fmancial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. CAA and staff shall diligently and thoroughly provide the advisory and consulting services required hereunder. Although no specific hours-per-day requirements required of CAA pursuant to this Agreement: CAA and the Company agree. That CAA will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by CAA are expected to occur within or shortly after the first two months of the term of this Agreement. In addition to and notwithstanding the above the Company represents and warrants that it is, as of the date of this Agreement fully compliant with the reporting requirements of the United States Securities and Exchange Commission ("SEC"). The Company represents and warrants that it will continue to maintain compliance with applicable SEC idles and regulations governing the filings required by public corporations. In the event that the Company is either not fully compliant as of the effective date of this Agreement, or at any time dicing the term of this Agreement then the Company and CAA shall agree on a schedule for achieving such compliance.  In the event that the parties cannot agree on such a schedule, then the dispute resolution provisions of Article 15 may be invoked by either party.

5.           Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate CAA by issuing Company common stock and warrants to purchase common stock as follows'.

5.1 For undertaking this engagement and tor other good and valuable consideration, the Company agrees to issue to CAA a payment of three hundred thousand (300,000) shares of the. Company's Common Stock (''Common Stock'' or "'compensation shares”) , plus warrants to purchase Common Stock as follows: a) two hundred thousand (200.000) warrants at an exercise price of two dollars and fifty cents p;:t share ($2.50), plus five hundred thousand warrants (500.000) to purchase Common Stock at an exercise price of five dollars per share ($5.00), plus five hundred thousand warrants to purchase Common Stock at an exercise price of seven dollars fifty cents per share ($7.50), plus five hundred thousand warrants (500,000) to purchase Common Stock at an exercise price of ten dollars per share ($10.00). The compensation shares and wan-ants (collectively, the “Securities") shall be delivered to CAA within ten (10) business days of the signing of this Agreement. This payment shall be deemed earned to tin CAA immediately following execution of this Agreement and shall, when deemed issued and delivered to CAA, be fully paid and non-assessable The Company understands and agrees that CAA has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with CAA. The shares of Common Stock and warrants to purchase Common Stock issued as payment, therefore. constitute payment for CAA's agreement to consult to the Company and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of Common Stock and warrants to purchase Common Stock are not a prepayment for future services If the Company decides to terminate this Agreement prior to the first anniversary of the effective date of tins Agreement for any reason other than for cause, it is agreed and understood that CAA will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as the payment hereunder Further, it and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed t<n<.\ understood CAA will not be requested or demanded by the Company to return any of the Remuneration paid m it hereunder. It is further agreed that; at any time during the term of this agreement, the Company or substantially all of the. Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the CAA shall retain and will not be requested by the Company to return any or the shares.

5.2 The compensation shares issued pursuant to this agreement shall be issued in the name of the Constellation Asset Advisors, Inc. Tax ID #27- 4601233 or its designees to be provided under separate cover email.

5.3 With each transfer of shares of Common Stock and warrants to purchase Common Stock to be issued pursuant to this Agreement (collectively, ?he "Shares"); Company shall cause to be issued a certificate representing lire Common Stock, and the warrants to purchase Common Stock and, if required by applicable law. a written opinion of counsel for the Company stating, that said shares and warrants are validly issued, fully paid and non-assessable and that the Issuance and eventual transfer of them to CAA has been duly authorized by the Company. Company warrant that ail shares and warrants issued to CAA pursuant to this Agreement shall have been validly issued fully paid and non-assessable and that the issuance and any transfer of them to CAA shall have been duly authorized by the Company's board of directors.

5.4 CAA acknowledges that the Common .Stock and the warrants to purchase Common Stock to be issued pursuant to this Agreement (collectively, the "'144 Securities'") have; not been registered under the Securities Act of 1933, and accordingly are '"restricted securities" within the meaning of Rule 144 of the Act. As such, the 144 Securities may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act. If legally appropriate, the Company agrees to take any and all action(s) necessary to clear the subject securities of restriction upon presentation of any Rule 144(d) application by CAA or its broker, including, but not limited to: (1) Authorizing the Company's transfer agent to remove the restrictive legend on the subject securities: (2) Expediting the acquisition of a legal opinion from Company's counsel authorizing die removal of die restrictive legend; and (3) Cooperating and communicating with CAA and its broker in order to use Company's commercially reasonable efforts to clear the .subject securities of restriction as soon as possible after presentation of a Rule 144(d) application by CaA (or its broker! to either the Company and/or the Company's transfer agent. Further, the Company agrees to not unreasonably withhold or delay approval of any application filed by CAA under Rule 144(d) of the Act to clear the subject securities of restriction.

(a)
CAA and the Company acknowledge and agree that CAA will suffer irreparable harm and anticipated and actual damages in the event that the Company unreasonably withholds or delays any Rule 144(d) application by CAA to either the Company or the Company's transfer agent. The Company agrees that money damages could not compensate CAA for its irreparable harm

(b)
CAA and the Company therefore agree dial if there is not reasonable basis for refusal or delay, the Company shall have a period of five (5) business days from the date CAA's Rule 144(d) application is tendered to either the Company or its transfer agent by either CAA and-'or its broker, to take any and necessary action to clear the subject securities of restriction, consistent with the covenant in Section 5.4 above. The Company and CAA agree that this five (5) day period is reasonable and consistent with industry standards concerning the handling and processing of restricted securities under Rule 144 by publicly traded companies. The Company also acknowledges that CAA's ability to clear the subject securities of restriction by virtue of tic Company's best efforts, cooperation, covenants and representations in this regard is a material part of this Agreement and is a reasonable and material expectation of CAA in entering into this Agreement "Should events occur that require further expense of time beyond this five (5) day time period, the Company and CAA shall reasonably agrees in a writing signed by each to an extension for a specific amount of time. In no event shall an extension be .agreed to unless the Company comports with its "best efforts" obligations, as set out above, and communicates with CAA bona fide ace reasonable attempts at meeting Company’s, obligation to clear the subject restricted securities, as described herein. Any written extension herein may be executed in counterparts by the principals of the Company and CAA, and facsimile signatures may be tendered in lieu of originals. It is agreed that the separate signature of each principal on any agreement to extend time shall be deemed a complete original.

(c)
Should the Company fail to successfully take any and all actions necessary to dear the subject securities of restriction within the five (5) day time period after CAA or its broker's presentation of a Rule 144(d) application, or seek to extend time as provided for above in sub-section (b), and in light of the irreparable harm that CAA will suffer in the event of any intentional and unreasonable delay in CAA's Rule 144(d) application. Company herein irrevocably consents and agrees that CAA shall be entitled to injunctive relief in order to immediately enforce CAA‘s right to removal of the restrictive legend on the Company's securities. Company further agrees that CAA shall be entitled to immediately seek the injunctive relief contemplated and described herein in the Superior Court of California, Marin County. Both the Company and CAA agreed that CAA's access to injunctive relief; and the Company's consent to CAA’s ability to obtain such injunctive relief shall not otherwise amend, supersede or modify the parties' agreement to submit any other disputes to mediation and arbitration as provided herein.

5.5  In connection with the acquisition of Securities hereunder. CAA represents and warrants to the Company, to the best of its/his knowledge, as follows:

(a)
CAA acknowledges that CAA has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the -Securities, and arty additional information which CAA has requested.

(b)
CAA's investment in restricted securities is reasonable in relation to CAA's net worth, which is in excess often (10) times CAA's cost basis in the Shares CAA has had experience in investments in restricted and publicly traded securities, and CAA has had experience in investments in speculative securities and other investments which involve the risk of loss of investment.  CAA acknowledges that an investment in the Securities is speculative and involves the risk of loss. CAA has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and CAA can afford the risk of loss of his entire investment in the Securities. CAA is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

(c)	CAA is acquiring the Securities for CAA's own account for long-term investment and not without view toward resale or distribution thereof except in accordance with applicable securities law s.

5.6  Additionally, for .t period of two years after the effective date hereof, should the Company make any public offering of its securities pursuant to .an effective registration statement under the Securities Acts of 1933 or 1934, as amended, CAA shall be entitled, and the Company agrees, to include in such registration, pari passu with the Piggyback Registration Rights .available to founding management; any or all of the common steel; or common stock equivalents issued to CAA by the Company as consideration hereunder {'commonly referred to as "Piggyback Registration Rights").  Such piggyback registration rights include, at CAA's option, registration on Form S-l.

6.           Non-Assignability of Services. CAA's services under this contract are offered :to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to CAA herein under use schedules set forth herein shall remain non cancellable and due and payable, and any compensation received by CAA may be retained in .the entirely by CAA all without any reduction or pro-rating and shall be considered and remain fully paid and nonassessable.  Notwithstanding the non-Assignability of CAA's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, have its successor entity shall agree to complete, all obligations to CAA, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the lights granted lo CAA by the Company herein, and to Shareholders. CAA shall not assign or transfer any of its rights, duties or obligations without the written consent of the Company.

7.           Expenses. CAA agrees to pay for all its expenses (phone, mailing,-labor, etc.'). other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

8.           Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to CAA by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and CAA may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless CAA against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from CAA's performance of its obligations under this Agreement, communication or dissemination of any said information, documents or materials, excluding Any such claims or litigation resulting from CAA's communication or dissemination of information not provided or authorized by the Company or other grossly negligent or willful misconduct.

9- Representations and Warranties. The Company represents and warrants that any information furnished to CAA will contain no untrue, statement of any material fact nor omit any material facts which would make the information misleading. The Company represents and warrants that it will adhere to any and all local, state and federal laws, rules and regulations governing the Company's businesses and any and all actions and activities involving the Company, its shareholders and the investment community. The Company further warrants that if the circumstances relating to information of documents furnished to CAA change at any time, the Company will inform CAA promptly of the changes and immediately deliver to CAA documents or information necessary to insure, the continued accuracy and completeness of all information: and documents.  CAA represents to the Company that it will not, to the best of CAA's knowledge and belief make any untrue statement of material fact. CAA further represents and warrants to me Company that, to the best of CAA’s knowledge and belief all actions taken by it, on behalf of the Company, in connection with its' advisory services will be conducted in compliance with all applicable stole and federal laws.  Further. CAA shall comply with any procedures that might be reasonably implied by the Company or its legal counsel to ensure compliance with such laws. Both the Company and CAA agree and acknowledge that they and their employees, advisors and consultants and therefore the parties' duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws. All parties expressly understand, agree and acknowledge that CAA:s performance of its duties hereunder cannot and therefore will in no way be measured by fee price of the Company's common stock nor the trading volume of the Company's common stock. It is also understood that the Company is entering into this Agreement with CAA and net any individual member of CAA, and as such, CAA will. not be deemed to have breached this Agreement if any member, officer or director of CAA leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the CAA otherwise performs its obligations under this Agreement CAA represents that it is not required to maintain any licenses and registrations under federal or any stale regulations necessary to perform the services set forth herein. CAA acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory age-icy having jurisdiction over CAA.  CAA acknowledges that, to the best of its knowledge. CAA and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.  CAA further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the test of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge. Company is not the subject of any investigation. claim, decree or. judgment involving any violation of the SEC or securities laws.

10.        Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. CAA represents that it has consulted with independent legal counsel and or tax, financial and business advisors, to the extent the CAA deemed necessary.

11.        Status as Independent Contractor. CAA's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other age-m of in- Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. CAA further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payment shall be made or provided for by CA.A and the Company shall have no responsibility or duties regarding such matters.  Neither the Company nor the CAA possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound and the acceptance and consummation of any transaction shall be subject to acceptance of the terms and conditions by the Company in its sole discretion.

12.        Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may he entitled.

13.        Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14.        Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:

Michael D. Farkas
Chief Executive Officer
Car Charging Group: Inc.
1691 Michigan Avenue
Suite 601
Miami Beach. Florida 33139

To CCA:

Jens Dalsgaard
President
Constellation Asset Advisors, Inc.
711 Grand Street
Suite 200
San Rafael. California 94901

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of-such change to the other party in the manner set forth in this paragraph.

15.          Term and Termination of Agreement.

a.
This Agreement shall remain in full force and effect for a term of twelve (12) months. During the terms of this Agreement the indemnity provisions set forth paragraph in 8 shall survive any termination of this Agreement.

b.
After the original term of this Agreement is expired, this agreement may be extended upon either party giving the other party 30 days written notice, which written notice shall be sent by certified mail return receipt or overnight courier. Extension of the agreement shall be effective on the 30th day after said written notice has been mailed or delivered, whichever is earlier unless the party receiving the notice objects in writing before such 30th day.

c.
Notwithstanding anything x the contrary, if either party materially breaches this agreement, the non -bleaching party may, at his or its election, terminate the agreement thereby relieving the non-breaching party of any obligation hereunder upon the breaching party's failure to cure such breach within 20 days after receipt of written notice from the non-breaching party.   Alternatively, the non-breaching party may proceed with performance without waiving any rights under the agreement. A material breach will mean and refer to a party's failure to comply with any covenants or obligation specified in this agreement.

d.
In the event of any controversy or claim arising out of or relating to this Agreement, or pertaining to any and all prior or subsequent agreements between or amongst the parties; or the alleged breach thereof, or relating to CAA's activities or remuneration under this Agreement, such dispute shall be submitted to mediation before the Judicial Arbitration and Mediation Services ("JAMS") in San Francisco, California. The parties shall bear the costs of mediation equally.  In the event that either party refuses to participate in mediation said party shall be prohibited from recovering attorney fees notwithstanding anything to the contrary in this agreement.

e.
If mediation should fail to resolve the dispute between the parties the matter shall be submitted to JAMS for binding arbitration. Discovery rights .shall be preserved in. said arbitration with regard to depositions and demands for production of documents as if the dispute were pending in Sail Francisco County Superior Court. Otherwise, discovery shall be prohibited. The costs of arbitration shall be equally shared by the parties until the dispute is either settled or adjudicated, at which time the arbitration may award said fees and costs to the prevailing party. Judgment on the award rendered by the arbitrators) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 16 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

16.           Choice of Law. Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida.  The parties agree that Florida will be the venue of any dispute and will have jurisdiction over all parties.

17.           Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18.           Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or scanned versions), each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, and notwithstanding that all of such parties may not have executed the same counterpart.

19.           No Third-Party Rights. The provisions of this Agreement are for exclusive benefit of the signatory parties only .and no other shall have any right or claim against either party or be entitled to enforce any provisions hereunder against any party hereto.

This ten (10) page agreement has been duly signed by the Parties hereto:

AGREED TO:

“Company”		CAR CHARGING GROUP, INC.

Date:	By:	/s/
Michael D. Farkas, Chief Executive Officer

“CAA”		CONSTELLATION ASSET ADVISORS, INC.

Date:	By:
Jens Dalsgaard, President

EXHIBIT A

Constellation Asset Advisors, Inc. is committed to ensuring that our clients get the most out of their relationship with us.

We ask that you keep our partnership strong by
Making the following commitments

1.
Update your current company website- if you don't have one, you should immediately commission and construct one using an experienced designer. CAA can provide contacts for web designers if needed. The website must be able to capture Investor information that will be automatically forwarded to info@constellationaa.com so that we can promptly send the full investor package, or make contact via fax or telephone call.

2.	As requested by CAA, be prepared to ensure that the Company’s website is up-to-date, including posting timely (which may include the making of weekly updates) website updates.

3.	Place our contact information in the Investor section of your website and at the bottom of press releases:

For further information please contact:
Constellation Asset Advisors, Inc.
415-524-8500

4.	Prepare a comprehensive PowerPoint presentation for CAA to use to introduce your company to potential investors and brokers

5.
Provide CAA with all current and future business plans; provided, however, that CAA is not requesting, and should not be sent, any materials, business plans, forecasts or similar materials that are materials, at the time that these materials are sent to CAA. not in the public domain

6.	Send CAA a CD or email of high-quality digital files of the company logo, product pictures, videos and graphics for the investor packages our Operations team will create.

7.	Produce a two-page fact, sheet .for CAA to use. The Operations department will email an example fact sheet that can be used as a template for creating your own.

8.	Provide CAA with the names and stock symbols of all competitors and comparable companies in the sector.

9.	Subscribe to weekly DTC sheets. Please forward the DTC password to the CAA Operations department at Admin@constellationaa.com so that we can monitor our shareholder base.

10.
E-mail CAA an in-depth matrix of expected company milestones that will be the subjects of press releases used to create market awareness. The goal is to have c .insistent and regular news flow. When news is issued to the business press, info@constellationaa.com  should be copied so we can prepare national distribution to our contacts.

11.	Verify and Update your company profile and stock information on me various finance websites. The CAA Operations Department will email you a list of finance websites and their contact information.

12.	Provide CAA with the names of key contacts of company management, their email addresses, and direct office and cell phone numbers.

13.	Each Quarter, provide CAA with the NOBO shareholder list from the transfer agent.

14.
Announce arid participate in quarterly conference calls with the investing public. CAA will host, organize and handle all logistics, including writing the press release, announcing the calls, and creating a digital archive with toll-free phone numbers for access and a verbal transcript to be stored and accessible for 30 days to comply with SEC Rule FD.

15.
Provide CAA with the names and phone numbers of any financial experts, market makers, investment bankers, previous PIPE investors, stockbrokers, significant shareholders, etc., known to your company (i.e., your Rolodex of Wall Street contacts), so we can send t.hem an IR package and fax new to them: regularly.

16.
Provide CAA with the names and phone numbers of personal stockbrokers and financial contacts for inclusion in our database. Brokerage contacts can be provided for management to deposit their restricted rule 144 shares.  This creates goodwill with supporters of the deal.

17.
Email corporate updates at least once a week, preferably on Sunday or Monday prior to market open, to the senior CAA team: info@consteallationaa.com. We truly are a team, so please copy everyone on company e-mails

18.
Meet regularly with the emirs CAA team. CAA will commit to visiting your office, and your senior management will commit to visiting CA.Vs San Francisco Bay area office and Miami office for quarterly meetings so that everyone involved can fully understand your business, market, news, strategy, challenges, etc. This ensures that we can continually position, plan and refine the appropriate message for Wall Street.

19.
Be available to regularly answer calls from top mutual fund managers, stockbrokers and significant shareholders, and to inform CAA about those discussions so we are all on the same page with communication.

20.	Inform CAA of your senior management's major travel plans. They must be willing to meet with top fund managers, stockbrokers and .significant shareholders during their travels.

21.
Provide the past 6 months and future 12 months of company revenue, expense, earnings forecasts/expectations and financing needs, broken down by quarter. Disclose structures and the likelihood of achieving such funding to CAA and the investment community in timely fashion in order to avoid and/or ameliorate any potential liquidity issues,, shortfalls or similar issues of concern to the investing public. As in item 5 above, this information request should not be read to include and/or solicit any information of any kind that: is not in the public domain.

22.
Provide CAA with a matrix of all 144 restricted shares issued in the last 12 months, with dates issued, so we can better manage those surprises. Please also provide the contact information for your legal counsel.

23.	Appoint a media relations firm to communicate with the financial community, if you don't handle media relations internally. We should expect to receive significant media attention.

24.
Unless other arrangements reasonably agreeable to CAA are made, be willing to issue restricted Rule 144 stock for a new research report in the first 60 days of the campaign. CAA can discuss with you the quality firms that accept 144 stock and provide their names upon request.

25.	If not a fully reporting company, write an annual shareholder letter that will be released to the wire services for public information.